Exhibit 99.1

May 22, 2016

Oaktree Capital Management, L.P.

333 S. Grand Avenue, 28th Floor

Los Angeles, CA 90071

Attn:       John B. Frank

Dear Mr. Frank:

We received your letter of May 20 to the Board of Tribune Publishing and have reviewed with the Board your request regarding the formation of an independent committee of the Board.  We have determined that no such committee is appropriate or necessary.  Your assertion that certain of our members do not have the “capacity to act as disinterested fiduciaries” is unfounded and meritless.  The Tribune Publishing Board is acting in the best interests of all shareholders, and the Company and its shareholders benefit from the skills, capabilities, insights and judgment of all the members of our highly qualified Board, all of whose interests are completely aligned with those of the broader shareholder base.

We would call to your attention the report issued by ISS yesterday, May 21, which notes, among other things, that the Tribune Publishing Board “has grounds to decline to engage” on Tribune’s proposal.

We also would note that your letter does not mention that Oaktree Capital Management, L.P.  (“Oaktree”) and Bruce Karsh (also chairman of Tribune Media) recently rejected an offer from a private, independent third party to acquire Oaktree’s Tribune Publishing shares for $15.00 per share in cash.  This decision can only be interpreted to mean that you, like us, believe that Tribune is worth much more in a change of control transaction with no further upside for Tribune shareholders than the current $15.00 proposal made by Gannett.

Frankly, our entire Board is perplexed by the apparently coordinated behavior of Gannett and Oaktree, and we question Oaktree’s underlying motives. Mr. Karsh, as chairman of Tribune Media, directed the spin-off of Tribune Publishing in August, 2014.  As noted in the ISS report, TPUB went public with approximately $50 million in cash and $350 million in debt — a transaction approved by Mr. Karsh. We believe Merrick Media’s February 2016 investment in TPUB and the plan more recently articulated by new management have given the Company a real opportunity to create more value for shareholders.  We would also point out that the Board’s engagement on this process since Gannett’s approach has already created more value for shareholders, Oaktree’s comments after the initial Gannett approach notwithstanding.

Consistent with its fiduciary duties, the entire Board remains resolute in its focus on delivering shareholder value.  Notwithstanding Gannett’s reckless public rhetoric and gross mischaracterizations of the truth, the Tribune Board is dispassionately, thoroughly and thoughtfully acting in the best interests of shareholders and will continue to do so.

Sincerely,

/s/ Justin C. Dearborn

Justin C. Dearborn,
on behalf of the Board of Directors

cc:           Julie K. Xanders